Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2018, by and among Navigant Consulting, Inc., a Delaware corporation (the “Company”), on the one hand, and Engine Capital, L.P., a Delaware limited partnership (“Engine Capital”), Engine Capital Management, LP, a Delaware limited partnership (“Engine Management”), Engine Capital Management GP, LLC, a Delaware limited liability company (“Engine GP”), Engine Jet Capital, L.P., a Delaware limited partnership (“Engine Jet”), Engine Airflow Capital, L.P., a Delaware limited partnership (“Engine Airflow”), Engine Investments, LLC, a Delaware limited liability company (“Engine Investments”), Engine Investments II, LLC, a Delaware limited liability company (“Engine Investments II”), and Arnaud Ajdler (each of Mr. Ajdler, Engine Capital, Engine Management, Engine GP, Engine Jet, Engine Airflow, Engine Investments and Engine Investments II, an “EC Party” and, collectively and together with their Affiliates and Associates, the “EC Parties”) on the other hand. The Company and each of the EC Parties are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, on February 15, 2018, certain of the EC Parties submitted notice (the “Nomination Notice”) of their intent to nominate four candidates for election to the Board of Directors of the Company (the “Board”) at the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”); and

WHEREAS, the Company and the EC Parties have determined for the good of stockholders to come to an agreement with respect to the matters provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Press Release.

No later than two Business Days following the date of this Agreement, the Company shall issue the press release set forth on Exhibit A (the “Press Release”). The date and time such Press Release is issued is referred to as the “Effective Time.” Prior to the issuance of the Press Release, neither the Company nor any EC Party shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

2. Withdrawal of Nominations; Voting Commitment.

(a) The EC Parties hereby irrevocably withdraw the Nomination Notice, effective as of the Effective Time.

(b) Until the Termination Date, each EC Party shall, or shall cause its Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of common stock, par value $0.001 per share of the Company (“Common Stock”) beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”) and (ii) any other proposal submitted to the stockholders at a Stockholder Meeting (except for those related to Extraordinary Transactions), in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement or definitive consent solicitation statement filed in respect thereof; provided, however, that in the event both Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the stockholders at any Stockholder Meeting (other than Director Proposals), each EC Party would be permitted to vote all or some shares of Common Stock beneficially owned by it and over which it has voting power at such Stockholder Meeting in accordance with the ISS and Glass Lewis recommendation.

3. Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior consent of the Board, the EC Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a) (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or beneficial ownership thereof or any voting rights decoupled from the underlying voting securities in excess of 4.99% of the Company’s then-outstanding Common Stock; or (ii) sell its shares of Common Stock other than in open market sale transactions or through a broker or dealer where the identity of the purchaser is not known, or in underwritten widely dispersed public offerings;

(b) (i) nominate, recommend for nomination, give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected (or in connection with any proposed stockholder action by written consent); (ii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting (or in connection with any action by written consent); (iii) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(c) engage in any solicitation of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal involving the Company or become a participant in any such solicitation of proxies or consents;

(d) initiate or seek the convening of (or assist any other Person in the convening of) any Stockholder Meeting (or assist any other Person in seeking any such action);

(e) form, join or in any way knowingly participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with any other EC Party or one or more of its Affiliates and Associates that agree to be bound by the terms and conditions of this Agreement);

(f) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among the EC Parties and their Affiliates and otherwise in accordance with this Agreement);

(g) seek publicly, alone or in concert with others, to amend any provision of the Company’s certificate of incorporation or bylaws;

(h) demand an inspection of the Company’s books and records;

(i) engage or continue to engage or use any private investigations firm or other person to investigate any of the Company’s directors, officers or employees or any of the Company’s Representatives or use any report or findings of such firm or person;

(j) (i) make any public or private proposal with respect to or (ii) make any public statement or otherwise seek to encourage or advise or assist any Person in so encouraging or advising with respect to: (A) any change in the identity, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(k) initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction (it being understood that the foregoing shall not restrict any EC Party from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement) or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(l) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(m) take any action challenging the validity or enforceability of this Section 3 unless the Company is challenging the validity or enforceability of this Section 3; or

(n) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, facilitate encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.

4. Share Repurchase Program; Compensation Chair Meeting.

(a) Promptly following the execution of this Agreement, the Company will commit to a return of capital program by authorizing (to the extent not previously authorized), and in good faith, subject to market conditions, applicable legal requirements and other relevant factors, taking actions reasonably designed to effectuate a share buyback program targeted at $175 million to repurchase shares of Common Stock in accordance with the terms set forth in Exhibit B.

(b) The Company agrees that prior to setting the 2019 performance goals of the named executive officers of the Company, and subject to the Company having received a recent certification from the EC Parties that at such time the EC Parties beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate 1.0% or more of the Company’s then-outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), the Company shall offer Mr. Ajdler the opportunity to present by telephone to the Chair of the Compensation Committee of the Board Mr. Ajdler’s views with respect to 2019 performance goals for the named executive officers of the Company.

5. Mutual Non-Disparagement. Prior to the Termination Date, no party shall permit any of its Representatives to, without the written consent of the other party, make any public statement that constitutes or would reasonably be expected to constitute an ad hominem attack on or otherwise disparages any other party, any current or former directors of the Company in their capacity as such (including any director who was serving immediately prior to this Agreement), officers or employees (including with respect to such persons’ service at the other party), any other party’s subsidiaries, or any other party’s subsidiaries’ business or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of such other party’s controlled Affiliates, as applicable. The restrictions in this Section 5 shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure required by applicable law, rules or regulations; or (b) prohibit (i) any person from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, or (ii) any party from responding to any public statement made by the other party of the nature described in Section 5 if such statement by the other party was made in breach of this Agreement.

6. No Litigation. Prior to the Termination Date, each party hereto hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against any other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party hereto or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party hereto or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to such other party (except where such notice would be legally prohibited or not practicable). Each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.

7. SEC Filings. No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the EC Parties and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the EC Parties and their Representatives.

8. Affiliates and Associates. Each party hereto shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

9. Representations and Warranties.

(a) Each EC Party represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each EC Party represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Each EC Party represents and warrants that, as of the date of this Agreement, the EC Parties beneficially own in the aggregate 2,036,348 shares of Common Stock. The EC Parties represent and warrant that the EC Parties that they have voting authority over such shares, and no EC Party owns any Synthetic Equity Interests or any Short Interests in the Company.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i)

any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

10. Termination.

(a) The EC Parties or the Company, as applicable shall have the right to terminate this Agreement as to the EC Parties or the Company, as the case may be, upon delivery to the other of advance written notice of such termination at least five Business Days prior to the date of such termination (the effective date of termination, with respect to any party or all parties hereto, the “Termination Date”); provided, however, that no party shall be permitted to terminate this Agreement until the date that is 30 days prior to the notice deadline under the Amended and Restated By-laws of the Company for the nomination of director candidates for election to the Board at the 2019 Annual Meeting of Stockholders. Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of the EC Parties pursuant to Sections 2(b), 3, 5 and 6 shall terminate in the event that the Company materially breaches its obligations to the EC Parties pursuant to Section 1, 4, 5 or 6, or the representations and warranties in Section 9(b), and such breach (if capable of being cured) has not been cured within 10 days following written notice of such breach from the EC Parties, or, if impossible to cure within 10 days, the Company has not taken substantive action to correct within 10 days following written notice of such breach from the EC Parties; provided, however, that the obligations of the EC Parties pursuant to Section 6 shall terminate immediately in the event that the Company materially breaches its obligations to the EC Parties under Section 6; and

(ii) the obligations of the Company to the EC Parties pursuant to Sections 1, 4, 5 and 6 shall terminate in the event that any EC Party materially breaches its obligations in Section 2(b), 3, 5 or 6 or the representations and warranties in Section 9(a) and such breach (if capable of being cured) has not been cured within 10 days following written notice of such breach, or, if impossible to cure within 10 days, the EC Parties have not taken substantive action to correct within 10 days following written notice of such breach from the Company; provided, however, that the obligations of the Company to the EC Parties pursuant to Section 6 shall terminate immediately in the event that any of the EC Parties breaches its obligations under Section 6.

(b) If this Agreement is terminated in accordance with this Section 10, this Agreement shall forthwith become null and void as between the terminating party and all other parties hereto, but no termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

11. Expenses. The Company shall reimburse the EC Parties for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $100,000 in the aggregate. Such reimbursement shall be made by the Company within five (5) Business Days after the later to occur of the date of execution of this Agreement and the date on which the Company receives appropriate documentation from the EC Parties evidencing such out-of-pocket fees and expenses for which the EC Parties are seeking reimbursement.

12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending, (c) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (d) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (e) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

Navigant Consulting, Inc. 150 N. Riverside Plaza, Suite 2100 Chicago, Illinois 60606 Attention: Monica M. Weed Email: monica.weed@navigant.com	Sidley Austin LLP 1 South Dearborn Chicago, IL Attention: Thomas A. Cole Kai H. Liekefett Scott R. Williams Email: tcole@sidley.com kliekefett@sidley.com swilliams@sidley.com

If to any EC Party:	with mandatory copies (which shall not constitute notice) to:

Engine Capital, L.P. 1370 Broadway, 5th Floor New York, New York 10018 Attention: Arnaud Ajdler Email: aajdler@enginecap.com	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attention: Andrew M. Freedman Fax: (212) 451-2222 Email: AFreedman@olshanlaw.com

13. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties hereto agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party hereto waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party hereto consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14. Specific Performance. The parties to this Agreement acknowledge and agree that the other party would be irreparably injured by an actual breach of this Agreement by the other party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

15. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or any EC Party, as applicable; provided, further, that, for purposes of this Agreement, no EC Party shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any EC Party; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, reschedulings or continuations thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that, the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-l(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction, in each case outside the ordinary course of business and involving the Company or any of its direct or indirect subsidiaries or its or their securities or assets; (g) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (h) the term “SEC” means the U.S. Securities and Exchange Commission; (i) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (j) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (k) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (l) the term “Third Party” refers to any person that is not a party hereto, a member of the Board, a director or officer of the Company, or legal counsel to any party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

16. Miscellaneous.

(a) This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party hereto without the consent of the other parties hereto. Any purported assignment without such consent is void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party hereto.

(d) Neither the failure nor any delay by a party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties hereto would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

NAVIGANT CONSULTING, INC.

By:	/s/ Monica M. Weed
Name:	Monica M. Weed
Title:	Executive Vice President, General Counsel and Secretary

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

EC PARTIES:

ENGINE CAPITAL, L.P.

By:	Engine Investments, LLC, its General Partner

	By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE CAPITAL MANAGEMENT, LP

By:	Engine Investments, LLC, General Partner

	By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE CAPITAL MANAGEMENT GP, LLC

	By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE JET CAPITAL, L.P.

By:	Engine Investments, LLC, its General Partner

	By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE AIRFLOW CAPITAL , L.P.

By:		Engine Investments II, LLC, its General Partner

	By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE INVESTMENTS, LLC

	By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE INVESTMENTS II, LLC

	By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ARNAUD AJDLER

/s/ Arnaud Ajdler

Exhibit A

Form of Press Release

Navigant Announces Agreement with Engine Capital

Targets Return of $175 Million Through Share Repurchase Program by the End of 2020

CHICAGO—May [X], 2018— Navigant (NYSE: NCI) today announced that it has entered into an agreement with Engine Capital, L.P. (“Engine Capital”) to end its current proxy contest. As part of the agreement, the Board has approved an expansion of the Company’s share repurchase authorization to $175 million and will target repurchasing shares in that amount by the end of 2020 as part of a longer-term capital return program. The authorization replaces the previous share repurchase authorization under which approximately $52 million remained as of March 31, 2018. Engine Capital has agreed to withdraw its slate of director nominees for election at the 2018 Annual Meeting of Shareholders, to vote for all of Navigant’s director nominees, and to customary standstill and related provisions.

“Today’s announcement reflects our continued confidence in the strength of our free cash flow generation and further reinforces our ongoing commitment to return capital to shareholders,” said Julie Howard, chairman and CEO of Navigant. “In making the decision to expand our repurchase authorization to further enhance shareholder value, the Board considered the interests of all of our shareholders, including recent input the Board received from some of our larger shareholders.”

“We appreciate the constructive dialogue we have had with Ms. Howard and the Board. Over the last few months, Navigant has taken a number of shareholder-friendly steps, including refreshment of its Board. Today’s announcement represents another step in the right direction. We believe the Company is now well-positioned to execute on its plan and enhance shareholder value,” said Arnaud Ajdler, Managing Member of Engine Capital.

The complete agreement between Navigant and Engine Capital will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”). Additional details regarding the 2018 Annual Meeting of Shareholders will be included in the Company’s definitive proxy materials, which will be filed with the SEC.

Jefferies LLC is serving as financial advisor and Sidley Austin LLP is serving as legal advisor to Navigant. Olshan Frome Wolosky LLP is serving as legal advisor to Engine Capital.

ABOUT NAVIGANT

Navigant Consulting, Inc. (NYSE: NCI) (“the Company”) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the firm primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

About Engine Capital

Engine Capital is a value-oriented special situations fund that invests both actively and passively in companies undergoing changes.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “may,” “could,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the execution of the Company’s long-term growth objectives and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; changes in accounting standards or tax rates, laws or regulations; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements and the Company’s ability to attract new business; brand equity; competition; accurate pricing of engagements, particularly fixed fee and multi-year engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; government contracting; professional liability; information security; the adequacy of our business, financial and information systems and technology; maintenance of effective internal controls; potential legislative and regulatory changes; continued and sufficient access to capital; compliance with covenants in our credit agreement; interest rate risk; and market and general economic and political conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and elsewhere in the Company’s filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website or at investors.navigant.com. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

IMPORTANT ADDITIONAL INFORMATION

This press release may be deemed to be solicitation material in connection with the matters to be considered at the 2018 Annual Meeting of Shareholders of the Company (the “2018 Annual Meeting”). The Company intends to file a definitive proxy statement and a proxy card with the SEC in connection with the solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other relevant documents filed by the Company free of charge from the SEC’s website at www.sec.gov. The Company’s shareholders will also be able to obtain a copy of the definitive proxy statement and other relevant filed documents free of charge by directing a written request to the Company’s Director of Investor Relations at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, or from the investor relations section of the Company’s website at investors.navigant.com.

The Company, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Company shareholders in connection with the 2018 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as amended on Form 10-K/A, filed with the SEC on April 30, 2018. To the extent holdings of such participants in the Company’s securities are not reported or have changed since the amounts described in the Company’s Annual Report, as amended, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC and available at the Company’s website at investors.navigant.com. Additional details concerning the nominees of the Company’s Board of Directors for election at the 2018 Annual Meeting will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2018 Annual Meeting.

Exhibit B

Share Repurchase Program

$175,000,000 through December 31, 2020